EXHIBIT 99.1

Biocept Reports Third Quarter 2020 Financial Results

Revenues of $6.6 million –

a result of decision to offer COVID-19 testing

Conference call begins at 4:30 p.m. Eastern time today

SAN DIEGO (November 12, 2020) – Biocept, Inc. (Nasdaq: BIOC), a leading commercial provider of molecular diagnostic assays, products and services designed to provide physicians with clinically actionable information to improve patient outcomes, reports financial results for the three and nine months ended September 30, 2020 and provides an update on its business progress.

“Third quarter revenues increased more than four-fold compared with the third quarter of 2019 to $6.6 million due to our decision to perform and offer COVID-19 RT-PCR testing.  I am very proud of our hard-working team who have rallied to support public health efforts with our COVID-19 testing, while continuing to provide excellent service for our core oncology clients and the patients under their care,” said Michael Nall, President and CEO of Biocept.

“Offering COVID-19 testing services was the right thing to do, and we fully expect this testing to be an important part of our business until the pandemic subsides,” he added.  “That said, oncology remains our long-term focus and we continue executing on priorities to build our business for a strong post-pandemic future.

“During the quarter we experienced an anticipated recovery in our oncology testing volume over the second quarter, driven by our new strategy in neuro-oncology.  Our Target Selector™ CSF assays are proving to be more sensitive than conventional cytology alone in detecting lung and breast cancer that has metastasized to the brain or central nervous system,” said Mr. Nall.  “These CSF assays have value as a diagnostic tool in helping to determine whether a patient’s cancer has metastasized to the cerebrospinal fluid and in profiling biomarkers to help physicians with treatment selection.  We are implementing new clinical programs focused on neuro-oncology testing, which we view as a significant growth opportunity.”

Third Quarter 2020 and Recent Highlights

Corporate Developments

•

Named Michael C. Dugan, M.D. as Chief Medical Officer and Medical Director with responsibilities for overseeing medical policy decision-making and the operations of Biocept’s CLIA-certified, CAP-accredited, high-complexity molecular laboratory.  Dr. Dugan is highly respected in the molecular diagnostics industry and has served in leading medical positions at Exact Sciences, Quest Diagnostics Nichols Institute and Roche Molecular Systems.

•

Appointed Samuel D. Riccitelli to Board of Directors. Mr. Riccitelli has more than 35 years of experience in the healthcare industry, including extensive experience in the molecular diagnostics industry, having served in executive-level positions and on the Boards of multiple publicly traded companies.

Commercial Developments and Agreements

•

Received more than 100,000 samples for RT-PCR COVID-19 testing in its high-complexity, CLIA-certified, CAP-accredited and BSL-2 safety level laboratory.  The vast majority of results to date have been reported to healthcare providers within 48 hours of sample receipt.

•

Announced a positive coverage decision by Highmark, America's fourth largest Blue Cross Blue Shield affiliate, for Biocept’s Target Selector™ liquid biopsy assays for use in the diagnosis and treatment of patients with non-small cell lung cancer (NSCLC).  The coverage determination follows two years of evaluation by the Allegheny Health Network Cancer Institute of Biocept’s liquid biopsy assays to more rapidly assess the molecular status of patients with NSCLC, enabling oncologists to select the most appropriate therapy while also reducing the overall cost of care.

•

Expanded the agreement with MultiPlan, a healthcare cost management company offering payment integrity and network-based and analytics-based services, to include COVID-19 testing at a pre-negotiated price per test.  More than 1 million healthcare providers participate in MultiPlan’s networks and 60 million health plan members have access to its services.

Development

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Biocept is developing and undertaking patent protection, for a broad-based pathogen collection kit, with specific applications to COVID-19. This tube has been shown to rapidly kill COVID-19, and to preserve COVID-19 RNA for analysis at room temperature for several weeks. It has also been shown to be fully compatible with standard nucleic acid isolation methods. Biocept-developed COVID-19 sample collection tubes are on track for validation and for patent filing by the end of 2020.

•

Progress is being made under the agreement with Aegea Biotechnologies to develop a new, highly sensitive, next-generation PCR-based COVID-19 assay utilizing the patented Switch-Blocker™ technology.  The test is designed for improved analytical performance in order to better assist healthcare providers in screening and managing patients.  The collaboration highlights the potential to apply the Switch-Blocker™ technology to molecular diagnostics in COVID-19 and other infectious diseases, in addition to oncology applications.

Industry Conference Presentation

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Presented results from a small prospective study comparing Target Selector™ cerebrospinal fluid (CSF) testing to conventional cytology in patients with NSCLC and leptomeningeal metastasis at the "Hot Topic: Liquid Biopsy" meeting of the International Association for the Study of Lung Cancer.  Study results indicate that Target Selector™ may play an important role in providing valuable information to neuro-oncologists in making treatment decisions for patients with lung cancer metastases to the brain and spinal cord.

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Announced the upcoming presentation at the Society for Neuro-Oncology’s SNO2020 Virtual Conference of results from a study using its Target Selector™ CSF assays to analyze cerebrospinal fluid samples of patients with primary lung or breast cancer with either brain or leptomeningeal disease.  The conference is being held November 19-21, 2020.

Intellectual Property

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Awarded a Japanese patent for the use of binding entities in combination with any solid surface to capture and detect any target of interest, including circulating tumor cells (CTCs), from any sample type.  This patent combines well with Biocept’s patented microchannel and cell-staining platforms, and provides opportunities for out-licensing technology with a focus on any target of interest, including single-cell analysis and other methodologies.

•

Awarded U.S. and Japanese patents for Primer-Switch technology, which is useful for the detection of rare mutations, including cancer biomarkers, found in tissue, blood and cerebrospinal fluid using circulating tumor DNA (ctDNA) analysis through RT-PCR and associated analysis methods, including next-generation sequencing (NGS).

•

Received a Hong Kong patent covering the enhanced detection of rare cells, including cancer cells, further expanding Biocept’s global patent estate for capturing and detecting rare cells of interest, including CTCs, to aid in the treatment of patients with cancer.

•	Expanded its U.S. and international patent portfolio for molecular technologies to 44 issued patents.

Third Quarter Financial Results

Revenues for the third quarter of 2020 were $6.6 million, compared with $1.5 million for the third quarter of 2019, with the increase attributable to RT-PCR COVID-19 testing.  Revenues for the third quarter of 2020 included $6.4 million in commercial test revenue, which includes $5.7 million attributable to RT-PCR COVID-19 testing, $47,000 in development services test revenue and $154,000 in revenue for distributed products, Target Selector™ RUO kits, CEE-Sure® blood collection tubes  and payments from Aegea Bioscience for services associated with the development of a COVID-19 assay.  Revenues for the third quarter of 2019 included $1.4 million in commercial test revenue, $38,000 in development services test revenue and $59,000 from distributed products.

Biocept accessioned 52,993 total samples during the third quarter of 2020, compared with 1,429 total samples during the third quarter of 2019.  The Company accessioned 52,773 billable samples during the third quarter of 2020, compared with 1,189 billable samples during the third quarter of 2019.  The increase in total and billable samples was attributable primarily to RT-PCR COVID-19 testing.

Cost of revenues for the third quarter of 2020 was $5.9 million, compared with $2.8 million for the third quarter of 2019.  Research and development (R&D) expenses for the third quarter of 2020 were $1.1 million, compared with $1.2 million for the third quarter of 2019, with the decrease primarily due to a reduction in laboratory allocated costs.  General and administrative (G&A) expenses for the third quarter of 2020 were $3.0 million, compared with $1.7 million for the third quarter of 2019, with the increase primarily due to legal and investor relations expenses, as well as headcount additions to handle COVID-19 related activities.  Sales and marketing expenses for the third quarter of 2020 were $1.4 million, compared with $1.5 million for the third quarter of 2019, staying relatively flat due to curtailed sales and marketing activities due to the pandemic.

The net loss attributable to common shareholders for the third quarter of 2020 was $4.9 million, or $0.43 per share on 11.3 million weighted-average shares outstanding.  The net loss attributable to common shareholders for the third quarter of 2019 was $5.7 million, or $2.47 per share on 2.3 million weighted-average shares outstanding.

Nine Month Financial Results

Revenues for the first nine months of 2020 were $9.0 million, compared with $3.7 million for the first nine months of 2019.  Revenues for the first nine months of 2020 included $8.5 million in commercial test revenue, which includes $5.7 million attributable to RT-PCR COVID-19 testing, $145,000 in development services test revenue and $261,000 in revenue for Target Selector™ RUO kits, CEE-Sure blood collection tubes and payments from Aegea Bioscience for services associated with the development of a COVID-19 assay.

Operating expenses for the first nine months of 2020 were $26.4 million, and included cost of revenues of $11.3 million, R&D expenses of $4.0 million, G&A expenses of $6.8 million and sales and marketing expenses of $4.2 million. Operating expenses for the first nine months of 2019 were $21.2 million, and included cost of revenues of $8.1 million, R&D expenses of $3.5 million, G&A expenses of $5.1 million and sales and marketing expenses of $4.5 million.

The net loss for the first nine months of 2020 was $19.7 million, or $1.48 per share on 13.3 million weighted-average shares outstanding.  This compares with a net loss for the first nine months of 2019 of $19.5 million, or $10.96 per share on 1.8 million weighted-average shares outstanding.

Biocept reported cash and cash equivalents as of September 30, 2020 of $16.9 million, compared with $9.3 million as of December 31, 2019. In the third quarter of 2020, as a result of sales and anticipated demand for COVID-19 testing, the Company increased consumable inventory by $2.3 million and grew accounts receivable by $4.8 million.

Conference Call and Webcast

Biocept will hold a conference call today at 4:30 p.m. Eastern time to discuss these results and answer questions.  The conference call can be accessed by dialing (855) 656-0927 for domestic callers, (855) 669-9657 for Canadian callers or (412) 902-4109 for other international callers.  A live webcast of the conference call will be available on the investor relations page of the company’s website at http://ir.biocept.com/events.cfm.

A replay of the call will be available for 48 hours following its conclusion and can be accessed by dialing (877) 344-7529 for domestic callers, (855) 669-9658 for Canadian callers or (412) 317-0088 for other international callers. Please use event passcode 10149217.  A replay of the webcast will be available for 90 days.

About Biocept

Biocept, Inc. is a molecular diagnostics company with commercialized assays for lung, breast, gastric, colorectal and prostate cancers, melanoma, and tumors metastatic to the central nervous system (brain and spinal cord). The Company uses its proprietary liquid biopsy technology to provide physicians with clinically actionable information for treating and monitoring patients diagnosed with cancer. The Company's patented Target Selector™ liquid biopsy technology platform captures and analyzes tumor-associated molecular markers in both circulating tumor cells (CTCs) and in circulating tumor DNA (ctDNA) found in both blood and Cerebral Spinal Fluid.  With thousands of tests performed, the platform has demonstrated the ability to identify cancer mutations and alterations to inform physicians about a patient's disease and therapeutic options. In addition, Biocept is conducting COVID-19 testing to support efforts to fight the pandemic. For additional information, please visit www.biocept.com.

Forward-Looking Statements Disclaimer Statement

This news release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to be correct. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend" or "project," or the negative of these words or other variations on these words or comparable terminology. To the extent that statements in this news release are not strictly historical, including, without limitation, statements as to our ability to provide physicians with clinically actionable information to improve the outcomes of cancer patients, the future role of COVID-19 testing in our business, the sensitivity of our Target Selector CSF assays in detecting lung and breast cancer and the value of such assays as a diagnostic tool and in profiling biomarkers to help physicians with treatment selection, the potential growth of our new clinical programs focused on neuro-oncology testing, the timing of our COVID-19 sample collection tubes validation and patent filing, the potential of our development agreement with Aegea Biotechnologies, including the potential to utilize Switch-Blocker™ technology to develop a new, highly sensitive, next-generation PCR-based COVID-19 and molecular diagnostics for other infectious diseases, the potential role of Target Selector in providing information to neuro-oncologists in making treatment decisions for patients with lung cancer metastases to the brain and spinal cord, and our upcoming presentation at the Society for Neuro-Oncology’s SNO2020 Virtual Conference, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous risk factors as set forth in our Securities and Exchange Commission (SEC) filings. The effects of such risks and uncertainties could cause actual results to differ materially from the forward-looking statements contained in this news release. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law. Readers are advised to review our filings with the SEC at http://www.sec.gov/.

Investor Contact:

LHA Investor Relations

Jody Cain

Jcain@lhai.com

(310) 691-7100

BIOCEPT, INC.

CONDENSED BALANCE SHEETS

	December 31,	September 30,
	2019	2020
		(unaudited)
ASSETS
Cash	$9,301,406	$16,857,941
Accounts receivable, net	3,527,078	7,954,625
Inventories, net	767,986	3,315,789
Prepaid expenses and other current assets	296,127	697,946
TOTAL CURRENT ASSETS	13,892,597	28,826,301
FIXED ASSETS, NET	1,504,330	1,607,177
LEASE RIGHT-OF-USE ASSETS	2,335,717	2,371,157
TOTAL ASSETS	$17,732,644	$32,804,635
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES, NET	$5,558,812	$10,113,652
NON-CURRENT LIABILITIES, NET	973,189	1,337,686
TOTAL LIABILITIES	6,532,001	11,451,338
SHAREHOLDERS’ EQUITY	11,200,643	21,353,297
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$17,732,644	$32,804,635

BIOCEPT, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the three months ended September 30,		For the nine months ended September 30,
	2019	2020	2019	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
NET REVENUES	$1,529,262	$6,586,144	$3,744,824	$8,950,160
COSTS AND EXPENSES
Cost of revenues	$2,832,735	$5,859,370	$8,105,422	$11,323,668
Research and development expenses	1,163,546	1,087,741	3,535,116	3,989,133
General and administrative expenses	1,700,380	3,023,337	5,058,525	6,839,467
Sales and marketing expenses	1,462,335	1,434,481	4,451,628	4,232,867
Total costs and expenses	7,158,996	11,404,929	21,150,691	26,385,135
LOSS FROM OPERATIONS	(5,629,734)	(4,818,785)	(17,405,867)	(17,434,975)
WARRANT INDUCEMENT, INTEREST AND OTHER EXPENSE	(62,028)	(59,549)	(2,018,691)	(2,274,000)
LOSS BEFORE INCOME TAXES	(5,691,762)	(4,878,334)	(19,424,558)	(19,708,975)
INCOME TAXES	—	—	—	—
NET LOSS AND COMPREHENSIVE LOSS	$(5,691,762)	$(4,878,334)	$(19,424,558)	$(19,708,975)
Deemed dividend related to warrants down round provision	—	—	(99,743)	(2,774)
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(5,691,762)	$(4,878,334)	$(19,524,301)	$(19,711,749)
NET LOSS PER SHARE
- Basic	$(2.47)	$(0.43)	$(10.96)	$(1.48)
- Diluted	$(2.47)	$(0.43)	$(10.96)	$(1.48)
WEIGHTED AVG NUMBER OF SHARES OUTSTANDING
- Basic	2,301,819	11,324,289	1,780,727	13,333,427
- Diluted	2,301,819	11,324,289	1,780,727	13,333,427

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